                                                                      EXHIBIT 11
                           SOFTWARE AG SYSTEMS, INC.
                            WEIGHTED AVERAGE SHARES

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
                                     PREDECESSOR             COMBINED PREDECESSOR SUCCESSOR
                         ----------------------------------- -------- ----------- ---------
                                                      SIX      SIX       THREE      THREE
                                                     MONTHS  MONTHS     MONTHS     MONTHS
                          YEARS ENDED DECEMBER 31,   ENDED    ENDED      ENDED      ENDED
                         -------------------------- JUNE 30, JUNE 30,  MARCH 31,  JUNE 30,
                           1994     1995     1996     1996     1997      1997       1997
                         -------- -------- -------- -------- -------- ----------- ---------
                                       (in thousands, except per share data)
Weighted average common
 shares outstanding.....   27,500   27,500   27,500  27,500   24,338    27,500     24,338
Options issued within
 one year
 of filing of initial
 public offering........    3,084    3,084    3,084   3,084    3,084      3,084     3,084
                         -------- -------- --------  ------   ------    -------    ------
                           30,584   30,584   30,584  30,584   27,422     30,584    27,422
                         ======== ======== ========  ======   ======    =======    ======
CALCULATION OF NET
 INCOME (LOSS) PER
 SHARE:
Net income (loss) ...... $  1,382 $  3,326 $  6,209  $ (835)  $3,524    $ 1,373    $2,151
                         ======== ======== ========  ======   ======    =======    ======
Net income (loss) per
 share.................. $   0.05 $   0.11 $   0.20  $(0.03)  $ 0.13    $  0.04    $ 0.08
                         ======== ======== ========  ======   ======    =======    ======
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